                                                                EXHIBIT 99(A)(7)

               NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

         If you previously elected to reject Ventiv Health, Inc.'s offer to exchange options, and you would like to change your election and accept this offer, you must sign this Notice and execute a new Election Form and return both documents to Christina Kincel before 5 p.m., Eastern Daylight Time, on May 31, 2002, unless the offer is extended. If you have questions, please contact Christina Kincel at (732) 537-4811 or by email at ckincel@ventiv.com.

TO:      VENTIV HEALTH, INC.:

         I previously received a copy of the Offer to Exchange dated May 1, 2002, the cover letter and Summary of Terms of Option Exchange, and an Election Form. I signed and returned the Election Form, in which I elected to reject Ventiv Health, Inc.'s offer to exchange one or more options. I now wish to change that election and accept your offer to exchange options as to the following grants (specify or state "all"):______________________________________
I understand that by signing this Notice and delivering it to Christina Kincel, I will be able to withdraw my rejection of the offer and accept the offer to exchange the above options instead. I have read, understand and agree to all of the terms and conditions of the offer to exchange options, including the Election Form.

         I understand that in order to accept the offer, I must sign and deliver this Notice to Christina Kincel before 5 p.m., Eastern Daylight Time, on May 31, 2002, or if Ventiv Health, Inc. extends the deadline to exchange options, before the extended expiration of the offer.

         I further understand that if I elect to participate in the offer and have more than one eligible option, I can select any or all of my eligible options for exchange. However, if I elect to exchange any of my eligible options, I will be required to exchange any eligible options that were granted to me between November 30, 2001 and May 31, 2002. In addition, I must exchange all of the eligible options from an individual option grant. I have completed and signed the following exactly as my name appears on my original Election Form.

         I accept the offer to exchange the options listed above.

                                   Sincerely,


                                   Signature  ____________________________
                                              Print Name

                                   Optionee ID Number: ___________________


Date: __________________, 2002




                                       1